UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 17, 2014

DATARAM CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey	1-8266	22-18314-09
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Route 571, P.O. Box 7258, Princeton, NJ	08543-7528
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 799-0071

(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On November 17, 2014, the Company completed a private placement of 600,000 shares of its Series A Preferred Stock (“Series A Stock”) together with Warrants to purchase shares of its common stock (“Preferred Warrant”) at a price of $5.00 per share, in accordance with the Series A Preferred Stock Purchase Agreement dated October 20, 2014 (the “Purchase Agreement”). The Purchase Agreement and Preferred Warrant were filed as Exhibit 10.1 and Exhibit 4.1, respectively, to the Company’s Current Report on Form 8-K dated October 26, 2014. The net proceeds to the Company from the sale of the Series A Stock and Preferred Warrant, after deducting the estimated offering expenses incurred by the Company were approximately $2,700,000. As a result of the Series A Stock transaction, the Company believes that, as of the date of this filing, it now exceeds the minimum stockholders’ equity of $2,500,000 required by Listing Rule 5550(b) of The NASDAQ Capital Market. Further, given the Company’s ability to sell additional Series A Stock pursuant to the Purchase Agreement, which is discussed more fully below, the Company believes it will be able to remain in long term compliance with the $2,500,000 stockholders’ equity requirement for continued listing.

At any time from November 17, 2014, the date of Closing, and prior to October 20, 2019 (the “Put/Call Exercise Period”), the investors may exercise a right to purchase and require the Company to sell up to an additional 700,000 shares of Series A Stock. If the investors have not exercised this right during the Put/Call Exercise Period, the Company may exercise a right to cause and require the investors to purchase up to an additional 700,000 shares of Series A Stock, for an aggregate purchase price of $3,500,000.

Holders of the Series A Stock shall initially have the right to convert such shares of Series A Stock into the number of authorized but previously unissued shares of the Company’s common stock obtained by dividing the stated value of each share of Series A ($5.00) by $2.00. For each share of Series A Stock, the investors will receive 2.5 Preferred Warrants to purchase the Company’s common stock at an exercise price of $2.50 per share. The Preferred Warrants are exercisable immediately for a period of five years from the date of closing. The exercise price of the Preferred Warrants is subject to adjustments in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The exercisability of the Preferred Warrants may be limited if upon exercise, the warrant holder or any of its affiliates would beneficially own more than 4.99% of the Company’s Common Stock.

The Holders of the Series A Stock will receive preferential cumulative dividends at the rate of 8% per annum (equivalent to a fixed annual payment of $0.40 per share). The dividends are payable in shares of common stock and shall be valued at the weighted average price of the Company’s common stock over the ten (10) consecutive trading days ended on the second trading day immediately before the payment date.

Item 3.02 Unregistered Sales of Equity Securities

On November 17, 2014, the Company completed a private placement of 600,000 shares of its Series A Stock and Preferred Warrants to certain institutional investors. The offers and sales were made without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act and in reliance on similar exemptions under applicable state laws. No general solicitation or general advertising was used in the connection with the offers and sales of the Series A Stock and Preferred Warrants. The Company disclosed to the investors, and the investors acknowledged, that the Series A Stock and Preferred Warrants and the underlying common stock could not be sold unless they were registered under the Securities Act or an exemption from registration is available, and the certificates representing the Series A Stock and Preferred Warrants, and the certificates representing the common stock to be issued upon conversion of the Series A Stock and exercise of the Preferred Warrants, include a legend to that effect.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change of Fiscal Year

In connection with the Purchase Agreement, the Company’s Certificate of Incorporation was amended to include (i) 5,000,000 shares of preferred stock, (ii) the designation of a 1,300,000 shares as Series A Stock and Certificate of Rights, Designations and Privileges, which is set forth in Exhibit 3.1 hereto and is incorporated by reference into this Item 5.03.

Item 7.01 Regulation of FD Disclosure

On November 18, 2014, the Company issued a press release announcing the Company’s closing of the private placement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. In accordance with General Instruction B.2 of Form 8-K, Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	Certificate to Amendment to Articles of Incorporation
99.1	Press Release dated November 18, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATARAM CORPORATION
(Registrant)

Date: November 18, 2014
/s/ MARC P. PALKER
(Signature)
Marc P. Palker
Chief Financial Officer